Exhibit 99.2
FOR IMMEDIATE RELEASE
STONERIDGE CHIEF FINANCIAL OFFICER RESIGNS
• Search for successor initiated
• Company reaffirms 2005 third-quarter and full-year outlooks
WARREN, Ohio — August 22, 2005 — Stoneridge, Inc. (NYSE: SRI) announced today that Joseph M. Mallak has resigned as the Company’s vice president and chief financial officer, effective immediately.
“We thank Joe for his contributions to Stoneridge and we wish him well in his future endeavors,” said Gerald V. Pisani, president and chief executive officer. “He has provided support and guidance for our restructuring initiatives over the past year which will strengthen our future position.”
The Company has retained an executive search firm to find a successor. In the interim, Mallak’s responsibilities will be assumed by the Company’s financial team, under Pisani’s supervision. Mallak’s resignation is not related to any financial or accounting issues.
“We believe that our current finance team has the knowledge and experience to effectively perform the necessary duties during this transition,” Pisani said. “Our guidance for 2005 remains unchanged.”
Earnings Outlook
Based on the current industry outlook, Stoneridge reaffirms its expectations for third-quarter 2005 net income to be between negative $0.05 and positive $0.05 per diluted share, compared with $0.17 per diluted share for last year’s third quarter. The Company’s full-year 2005 outlook of $0.40 to $0.50 per diluted share also remains unchanged.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Sales in 2004 were approximately $682 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss or bankruptcy of a major customer; the costs and timing of facility closures, business realignment, or similar actions; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the successful integration of any acquired businesses. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443